Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Innovative Payment Solutions, Inc. (FKA: Qpagos)

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-225706) of Innovative Payment Solutions, Inc. and Subsidiaries of our report, dated March 31, 2021, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ RBSM LLP

March 31, 2021

Henderson, NV